Exhibit 99.1

For Immediate Release

Media Contact:
Michelle Murray
Corporate Communications
(919) 313-5505
michelle_murray@cree.com

Cree Names Steve Kelley as Chief Operating Officer

DURHAM, N.C., AUGUST 19, 2008 – Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, announces that Steve Kelley will join the company as executive vice president and chief operating officer, effective today. In this newly created position, Kelley will be responsible for business development, global manufacturing, technology and administrative operations of the company.

“Steve's breadth of experience and track record of success in the semiconductor business will be a strong addition to the Cree leadership team as we drive the adoption of energy-efficient LED lighting,” said Chuck Swoboda, Cree chairman and chief executive officer.

Kelley comes to Cree after five years at Texas Instruments where he served as vice president and general manager of the Standard Linear and Logic Group. Prior to that, Kelley spent 10 years at Philips Semiconductors in various management positions.

About Cree
Cree is leading the LED lighting revolution and setting the stage to obsolete the incandescent light bulb through the use of energy-efficient, environmentally friendly LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting solutions, and semiconductor solutions for wireless and power applications.

Cree’s product families include recessed LED down lights, blue and green LED chips, high brightness LEDs, lighting-class power LEDs, power-switching devices and radio-frequency/wireless devices. Cree solutions are driving improvements in applications such as general illumination, backlighting, electronic signs and signals, variable-speed motors, and wireless communications.

For additional product and company information, please refer to www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including customer acceptance of LED products; the rapid development of new technology and competing products that may impair demand or render Cree’s products obsolete; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 24, 2007, and subsequent filings.

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